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                                                                    EXHIBIT 11.1

                       INTEGRATED SILICON SOLUTION, INC.
                STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            Three Months Ended
                                                               December 31,
                                                         -----------------------
                                                           1996          1995
                                                         --------       --------
Net income (loss).................................       $ (1,662)      $ 10,294
                                                         ========       ========

Computation of weighted average common and common equivalent shares outstanding:

     Weighted average common shares
       outstanding................................         17,614         17,326

     Common equivalent shares from dilutive
       common stock options and warrants..........              -          1,148
                                                         --------       --------
Shares used in per share calculations.............         17,614         18,474
                                                         ========       ========

Net income (loss) per share.......................       $  (0.09)      $   0.56
                                                         ========       ========
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